EXHIBIT 99.1

hhgregg Announces Fiscal Fourth Quarter Operating Results

Fourth Quarter Highlights

•	Net income per diluted share (as adjusted) increases 31.3% over the prior year to $0.42
•	Net sales increase 12.5% to $364.9 million; comparable store sales decrease 6.5%
•	Two new stores opened during the quarter

Fiscal Year 2009 Highlights

•	Net income per diluted share (as adjusted) increases 2.8% over the prior year to $1.10
•	Net sales increase 11.1% to $1.4 billion; comparable store sales decrease 8.3%
•	Twenty new stores opened during the fiscal year

INDIANAPOLIS, June 2, 2009/Businesswire, hhgregg, Inc. (NYSE: HGG):

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
(unaudited)	2009	2008	2009	2008
Net sales	$364,855	$324,194	$1,396,678	$1,256,666
Net sales % increase	12.5%	14.4%	11.1%	18.6%
Comparable store sales % (decrease)/increase (1)	(6.5)%	0.8%	(8.3)%	4.8%
Gross profit as % of net sales	31.7%	31.5%	31.2%	30.9%
SG&A as % of net sales	19.8%	20.5%	20.5%	20.3%
Net advertising expense as a % of net sales	3.5%	4.0%	4.5%	4.3%
Depreciation and amortization expense as a % of net sales	1.1%	1.1%	1.1%	1.0%
Asset impairment charges	0.2%	0.0%	0.0%	0.0%
Income from operations as a % of net sales	7.1%	6.0%	5.0%	5.4%
Net interest expense as a % of net sales	0.4%	0.6%	0.5%	0.8%
Loss related to early extinguishment of debt as a % of net sales	0.0%	0.1%	0.0%	1.7%
Net income	$13,875	$10,323	$36,497	$21,406
Net income per diluted share	$0.42	$0.31	$1.10	$0.67
Net income per diluted share, as adjusted(2)	$0.42	$0.32	$1.10	$1.07
Number of stores open at the end of the period	110	91

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.
(2)

Adjusted to exclude the loss on the early extinguishment of debt primarily from the debt refinancing completed in conjunction with the initial public offering in July 2007. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $13.9 million for the three months ended March 31, 2009, or diluted net income per share of $0.42, compared with net income of $10.3 million, or $0.31 per diluted share, for the comparable prior year period. Net income for the twelve months ended March 31, 2009 was $36.5 million, or $1.10 per diluted share, compared to net income of $21.4 million, or $0.67 per diluted share for the twelve months ended March 31, 2008. Excluding the impact of the loss from the early extinguishment of debt, net income for the twelve months ended March 31, 2008 was $34.6 million, or $1.07 per diluted share. The improvement in year-to-date earnings, excluding the loss on the early extinguishment of debt, reflects a 20 basis point improvement in gross profit margins, and a 34 basis point improvement in interest expense due to debt reduction compared to the prior year period. These gains were partially offset by a comparable stores sales decline of 8.3% coupled with the start-up investments in distribution and management infrastructure to support the new store growth in Florida.

Dennis May, President and Chief Operating Officer of the Company, commented, “We are pleased with our fourth quarter performance and our ability to adjust our business execution around what proved to be both a challenging and opportunistic quarter. While the weak economic environment continued to weigh on consumer demand and spending levels, the closure of a major consumer electronics chain also led to some unique buying opportunities and market share increases for the Company. By tightly managing expenses, inventory and working capital, we were able to deliver strong earnings growth that was driven by across-the-board improvements in sales, margins and expense leverage. In addition, our initiatives to drive cash flow allowed us to internally fund our fiscal 2009 store growth of 19% and take advantage of several advantageous buying opportunities in the marketplace. As we look ahead, we continue to plan the business around a difficult environment. While we believe our strong balance sheet, compelling market position, unique operating model and unwavering commitment to customers positions us well to continue to gain market share and drive shareholder value, the volatility in the business continues to limit our visibility and forces us to maintain a cautious outlook.”

Net sales for the three months ended March 31, 2009 increased 12.5% compared to the comparable prior year period to $364.9 million. Net sales for the twelve months ended March 31, 2009 increased 11.1% over the prior year to $1.4 billion. The increase in sales for the fourth quarter and the twelve months ended March 31, 2009 was primarily attributable to the net addition of 19 stores during the past 12 months, partially offset by a 6.5% and an 8.3% decrease in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and twelve months ended respectively March 31, 2009 and 2008 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended March 31,		Twelve Months Ended March 31,		Three Months Ended March 31,		Twelve Months Ended March 31,
	2009	2008	2009	2008	2009	2008	2009	2008
Video	55%	50%	50%	46%	1.5%	2.9%	(1.1)%	4.7%
Appliances	31%	37%	35%	39%	(19.7)%	(4.9)%	(16.5)%	1.6%
Other (1)	14%	13%	15%	15%	0.6%	10.8%	(8.0)%	15.9%

Total	100%	100%	100%	100%	(6.5)%	0.8%	(8.3)%	4.8%

(1)	Primarily consists of audio, personal electronics, mattresses, computer notebooks and furniture and accessories.

hhgregg’s 6.5% and 8.3% comparable store sales decreases for the three and twelve months ended March 31, 2009, respectively, primarily reflect continued weakness in the appliance category. The double digit comparable stores sales decline for the appliance category for both the quarter and year ended March 31, 2009, were due to decreased sales in our entry-level and lower mid-price point products. For the quarter, the increase in comparable store sales for the video category was due to continued strong demand in both LCD and Plasma products, offset by a decrease in average selling price of the video products. For the twelve month period, the impact of falling average selling prices more then offset the increase in units within the video category. For the quarter, the comparable store sales increase in the other category was due to double digit comparable store sales increase in the computer category offset by double digit comparable store sales decreases in the mattress category. For the twelve month period, the decrease in the other category was due to double digit decreases in mattresses and personal electronics offset by an increase in computer comparable store sales.

Gross profit margin, expressed as gross profit as a percentage of sales, increased 21 basis points for the quarter ended March 31, 2009 and increased 20 basis points for the twelve months ended March 31, 2009, compared with the respective prior year periods. The appliance gross profit margins exceeded the Company average as a percentage of sales during the quarter and the year-to-date period, but the appliance category accounted for approximately six and four percentage points less of the consolidated net sales for the three months and twelve month periods, respectively, relative to the comparable prior year periods, thereby negatively impacting the consolidated gross profit margin rate. Buying opportunities in the video category, attributable in large part to supply imbalances, had a positive impact on the consolidated gross profit margin rate during the fourth quarter as well as a modest positive impact for the year compared with the respective prior year periods. Small shifts in sales mix within the other product category had a modest negative impact on the consolidated gross profit margins during the fourth quarter and a modest positive impact on fiscal 2009 when compared with the respective prior year periods.

SG&A, as a percentage of net sales, decreased 61 basis points for the three months ended March 31, 2009 and increased 27 basis points for the twelve months ended March 31, 2009, compared with the respective prior year periods. Through various cost savings initiatives, as well as the overall variable structure of the Company’s payroll, we leveraged SG&A as a percentage of sales despite the current quarter’s comparable sales decline. However, while these items resulted in a decrease in overall SG&A as a percentage of sales during the current quarter, the impact of the Florida growth investments in the first half of the year, totaling approximately 40 basis points, more than offset the improvements noted above for the twelve month period.

Net advertising expense, as a percentage of sales, decreased 53 basis points during the fourth quarter and increased 20 basis points during the twelve months ended March 31, 2009 when compared with the respective comparable prior year periods. These results were achieved despite our comparable store sales decline during both periods as well as the significant advertising spend associated with the launch of new markets in Florida particularly during the first half of the fiscal year. During the fourth fiscal quarter, we continued to see favorable advertising rates.

Other expense, as a percentage of sales, decreased 29 basis points and 208 basis points for the three and twelve months ended March 31, 2009, respectively. Net interest expense decreased 22 basis points and 33 basis points for the three and twelve month periods, respectively, due to significantly lower debt levels in fiscal 2009 as compared to the prior year comparative period. The remainder of the decrease for the twelve months ended March 31, 2009 relates to the loss on early extinguishment of debt recorded in the prior year.

Income tax expense, as a percentage of sales, increased 85 and 72 basis points during the fourth quarter and twelve months ended March 31, 2009 respectively when compared with the respective comparable prior year periods. These increases were primarily the result of an increase in income before income taxes as compared to the comparable prior year periods. The increases in our effective tax rates for the fourth quarter and twelve months ended March 31, 2009 from 39.9% and 40.2%, respectively, in fiscal 2008 to 43.7% and 41.7%, respectively, in fiscal 2009 were primarily the result of a reduction in our deferred tax assets due to state income tax rates and apportionment adjustments.

Fiscal Year 2010 Guidance

Continued economic uncertainty, volatile customer traffic patterns and challenging industry trends have made it difficult to project consumer demand. As such, the Company has prudently planned for soft consumer demand for fiscal year 2010, while continuing to focus on controllable forms of cash flow generation such as inventory control, working capital management and various cost savings initiatives to maximize operating efficiencies.

Based on projected net sales growth of 3% to 7% for the fiscal year, the Company would expect net income per diluted share to range between $0.85 to $1.00. This would imply an expectation of a comparable store sales decline of 7% to 12% for fiscal 2010. However, due to difficult year-over-year comparisons during the first half of the fiscal year, the higher seasonal mix of appliance sales, a timing shift of the Easter holiday and the lapping of the 2008 stimulus checks, this guidance includes expectations that comparable stores sales for the first fiscal quarter will likely be below this range. The Company expects comparable store sales and earnings pressure to lessen as the year progresses.

Assumed in the Company’s estimates for fiscal 2010 is the opening of 16 to 18 new stores, with the majority of the new stores scheduled to be opened prior to the holiday selling season. Capital expenditures, net of sale and leaseback proceeds, are expected to range between $30 million and $35 million for the fiscal year. The Company is beginning to see an increase in the availability of quality locations at lower lease rates in new and existing markets. This presents a significant opportunity for the Company to accelerate its store openings next year. The Company plans to prudently evaluate these opportunities.

Jerry Throgmartin, Chairman and CEO commented, “While the recent environment is volatile and difficult to forecast, we see tremendous opportunities in the real estate and labor markets and will diligently investigate these growth opportunities. With our strong balance sheet, compelling market position and operating model that flexes with its variable cost structure, we are in an advantageous position to potentially accelerate our growth and market share gains at what could prove to be a very opportunistic time. We will, however, continue to focus on execution and providing the consumer with a superior purchase experience.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and twelve months ended March 31, 2009, on Tuesday, June 2, 2009 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous web cast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)548-7905. Callers should reference the hhgregg earnings call.

Non-GAAP to GAAP Reconciliation

Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Additional non-GAAP financial measures to be discussed in the hhgregg investor earnings call, including net income, as adjusted, diluted net income per share, as adjusted, and adjusted EBITDA (earnings before net interest expense, income tax expense, depreciation, amortization and loss on debt extinguishment) can be found at www.hhgregg.com on the investor relations page.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 111 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: the effect of general and regional economic and employment conditions on its net sales, competition in existing, adjacent and new metropolitan markets; changes in consumer preferences; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2009 Form 10 – K filed June 2, 2009. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Director of Finance investorrelations@hhgregg.com (317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
	(In thousands, except share and per share data)
Net sales	$364,855	$324,194	$1,396,678	$1,256,666
Cost of goods sold	249,166	222,092	961,570	867,733

Gross profit	115,689	102,102	435,108	388,933
Selling, general and administrative expenses	72,399	66,319	286,655	254,486
Net advertising expense	12,719	13,020	62,224	53,525
Depreciation and amortization expense	3,935	3,436	15,984	12,605
Asset impairment charges	602	—	602	—

Income from operations	26,034	19,327	69,643	68,317
Other expense (income):
Interest expense	1,378	1,972	7,103	10,706
Interest income	(6)	(43)	(15)	(88)
Loss related to early extinguishment of debt	—	235	—	21,930

Total other expense	1,372	2,164	7,088	32,548

Income before income taxes	24,662	17,163	62,555	35,769
Income tax expense	10,787	6,840	26,058	14,363

Net income	$13,875	$10,323	$36,497	$21,406

Net income per share
Basic	$0.43	$0.32	$1.13	$0.69
Diluted	$0.42	$0.31	$1.10	$0.67
Weighted average shares outstanding-basic	32,536,216	32,264,992	32,391,392	31,130,680
Weighted average shares outstanding-diluted	33,261,210	33,135,531	33,063,511	32,188,984

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS

(AS A PERCENTAGE OF NET SALES)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	68.3	68.5	68.8	69.1

Gross profit	31.7	31.5	31.2	30.9
Selling, general and administrative expenses	19.8	20.5	20.5	20.3
Net advertising expense	3.5	4.0	4.5	4.3
Depreciation and amortization expense	1.1	1.1	1.1	1.0
Asset impairment charges	0.2	—	—	—

Income from operations	7.1	6.0	5.0	5.4

Other expense (income):
Interest expense	0.4	0.6	0.5	0.9
Interest income	—	—	—	—
Loss related to early extinguishment of debt	—	0.1	—	1.7

Total other expense	0.4	0.7	0.5	2.6

Income before income taxes	6.8	5.3	4.5	2.8
Income tax expense	3.0	2.1	1.9	1.1

Net income	3.8%	3.2%	2.6%	1.7%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2009 AND 2008

(UNAUDITED)

	2009	2008
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$21,496	$1,869
Accounts receivable—trade, less allowances of $219 and $450, respectively	5,319	8,121
Accounts receivable—other, less allowances of $0 and $35, respectively	9,038	14,263
Merchandise inventories, net	141,610	133,368
Prepaid expenses and other current assets	4,247	3,741
Deferred income taxes	4,421	2,129

Total current assets	186,131	163,491

Net property and equipment	83,555	77,794
Deferred financing costs, net	2,624	3,292
Deferred income taxes	77,564	85,012
Other assets	501	330

Total long-term assets	164,244	166,428

Total assets	$350,375	$329,919

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,265	$80,533
Current maturities of long-term debt	908	—
Customer deposits	15,234	18,039
Accrued liabilities	32,067	36,799

Total current liabilities	110,474	135,371

Long-term liabilities:
Long-term debt, excluding current maturities	91,700	92,608
Other long-term liabilities	23,048	20,266

Total long-term liabilities	114,748	112,874

Total liabilities	225,222	248,245

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value; 150,000,000 shares authorized; 32,744,111 and 32,285,267 shares issued and outstanding, respectively	165,527	159,149
Accumulated other comprehensive loss	(747)	(1,292)
Accumulated deficit	(39,498)	(75,995)

	125,282	81,862
Note receivable for common stock	(129)	(188)

Total stockholders’ equity	125,153	81,674

Total liabilities and stockholders’ equity	$350,375	$329,919

HHGREGG, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2009 AND 2008

(UNAUDITED)

	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income	$36,497	$21,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,984	12,605
Amortization of deferred financing costs	668	843
Accretion of original issue discount	—	188
Stock-based compensation	2,676	1,706
Excess tax benefits from stock based compensation	(525)	—
Loss on sales of property and equipment	140	94
Loss on early extinguishment of debt	—	21,930
Deferred income taxes	4,791	1,185
Asset impairment charges	602	—
Changes in operating assets and liabilities:
Accounts receivable—trade	2,802	2,520
Accounts receivable—other	5,225	(104)
Merchandise inventories	(8,242)	(19,766)
Prepaid expenses and other assets	(677)	3,574
Accounts payable—third parties	—	—
Accounts payable—vendors	(15,486)	20,797
Customer deposits	(2,805)	1,081
Accrued liabilities	(5,451)	474
Other long-term liabilities	5,251	(894)

Net cash provided by operating activities	41,450	67,639

Cash flows from investing activities:
Purchases of property and equipment	(33,715)	(42,175)
Proceeds from sale leaseback transactions (proceeds from related party was $4.4 million in fiscal 2009)	14,413	4,402
Deposit on future sale leaseback transaction (applied) received	(1,815)	2,858
Acquisition of Builder Appliance Supply, Inc.	—	—
Proceeds from sales of property and equipment	81	85

Net cash used in investing activities	(21,036)	(34,830)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	48,750
Transaction costs for stock issuance	—	(5,513)
Proceeds from exercise of stock options	3,117	297
Excess tax benefits from stock based compensation	525	—
Net (decrease) increase in book overdrafts	(4,548)	(14,237)
Payment on notes payable	—	(750)
Payment of financing costs	—	(2,930)
Proceeds from issuance of term loan	—	100,000
Payment for early debt extinguishment	—	(158,082)
Other, net	119	27

Net cash used in financing activities	(787)	(32,438)

Net increase (decrease) in cash and cash equivalents	19,627	371
Cash and cash equivalents
Beginning of year	1,869	1,498

End of year	$21,496	$1,869

Supplemental disclosure of cash flow information:
Interest paid	$8,002	$10,960
Income taxes paid	21,775	17,171

HHGREGG, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION OF NET INCOME, AS ADJUSTED AND

DILUTED NET INCOME PER SHARE, AS ADJUSTED

(UNAUDITED)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(Amounts in thousands, except share data)	2009	2008	2009	2008
Net income as reported	$13,875	$10,323	$36,497	$21,406
Transactional Adjustments:
Loss related to early extinguishment of debt	—	235	—	21,930
Tax impact of effect of early extinguishment of debt (1)	—	(94)	—	(8,772)

Net income, as adjusted	$13,875	$10,464	$36,497	$34,564
Weighted average shares outstanding – Diluted	33,261,210	33,135,531	33,063,511	32,188,984

Diluted net income per share	$0.42	$0.31	$1.10	$0.67
Diluted net income per share, as adjusted	$0.42	$0.32	$1.10	$1.07

(1)	Computed using a blended statutory rate of 40%.

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2007, 2008 and 2009

(Unaudited)

	FY2007				FY2008				FY2009
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Beginning Store Count	67	69	72	74	77	79	80	85	91	97	103	108
Store Openings	2	3	2	3	2	1	5	6	6	6	6	2
Store Closures	-	-	-		-	-	-		-	-	(1)	-

Ending Store Count	69	72	74	77	79	80	85	91	97	103	108	110

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.